Exhibit 10.1



     Effective November 18, 2002, Section 5(g) of the
Competitive Technologies, Inc. 2000 Directors Stock Option
Plan was revised and amended to read as follows:

     (g) Termination of Option. An Option shall terminate and shall not be exercisable if Grantee ceases to be a Director of the Company, as follows: (i) if such Grantee's directorship is terminated on account of death or permanent disability, Grantee or his or her successors or assigns may at any time within one year after termination of Grantee's directorship exercise the Option and (ii) if such Grantee's directorship is terminated for any reason other than death or permanent disability, Grantee or his or her successors or assigns may at any time within 180 days after termination of Grantee's directorship exercise the Option; provided that the Board shall have the discretion to amend Options previously granted to provide that such Options may continue to be exercisable for specified additional periods following termination of a Grantee's directorship, as authorized by the Board. Notwithstanding the foregoing provisions of this
          Section 5(g), an Option may not be exercised to any extent by anyone after the expiration of its term. For purposes of this Section 5(g), "permanent disability" shall mean a physical or mental impairment which is expected to be of long and continuous duration or expected to end in death, which impairment prevents the Grantee from performing his duties as a Director. The determination of the Board as to whether a Grantee is permanently disabled shall be final and binding on all persons.